UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2018

IMAGE CHAIN GROUP LIMITED, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55326	46-4333787
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Room 501, 5F, Bonham Centre,

No. 79-85, Bonham Strand, Sheung Wan,

Hong Kong, S.A.R.,

People’s Republic of China

(Address of principal executive offices and zip code)

(852) 3188-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On July 17, 2018 Mr. Kevin LAI resigned as Director of the Company. Mr. Lai’s departure is not due to a dispute or disagreement with the Company.

The Company is grateful to Mr. Lai for his service.

On July 17, 2018, the Company’s Board of Directors appointed Mr. Kwong Fu KWOK, age 64, to act as Chief Operating Officer of the Company. The Board further appointed Mr. Kwok a director of the Company, to fill the vacancy created by the departure of Mr. Lai.

Since 2010, Mr. Kwok has been the founder, sole Director and General Manager of Shen Zhen Jinzun Yuan Ltd. Co., which is engaged in agricultural businesses, primarily fruit cultivation, harvesting, processing, packaging and logistics.

Mr. Kwok holds a bachelor of sciences degree from the South China University of Technology. The Company believes Mr. Kwok’s extensive experience in the agricultural industries will assist the growth of its current business, and improve the Company’s ability to target and evaluate future acquisitions in the agricultural industries. Mr. Kwok’s experience in managing businesses will assist the Company in improving the day-to-day operations of the Company as well.

The final terms of Mr. Kwok’s compensation by the Company have not yet been agreed, but are expected to include a grant of restricted common shares of the Company.

Mr. Kwok will continue in his roles at Shen Zhen Jinzun Yuan Ltd. Co., and has agreed that he will dedicate no less than 20 hours a week of his time to his responsibilities as Chief Operating Officer and Director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong, S.A.R., on the 20th day of July, 2018.

IMAGE CHAIN GROUP LIMITED, INC.

By:	/s/ David Po
David Po
Chairman, Chief Executive Officer and President